Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Third Quarter Financial Results

McKINNEY, Texas, October 22, 2015 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $8.1 million, or $0.47 per diluted share, for the quarter ended September 30, 2015 compared to $8.9 million, or $0.54 per diluted share, for the quarter ended September 30, 2014 and $10.5 million, or $0.61 per diluted share, for the quarter ended June 30, 2015.

Highlights

•	Return to historically strong organic loan growth with loans increasing 18.1% on an annualized basis for the quarter and 13.7% year to date.

•
Core earnings were $8.9 million, or $0.52 per diluted share, for the quarter ended September 30, 2015 compared to $9.5 million, or $0.58 per diluted share, for the quarter ended September 30, 2014 and to $10.5 million, or $0.61 per diluted share, for the quarter ended June 30, 2015.

•	Prudent additional provision for loan loss further mitigating potential risk related to continued lower energy pricing.

•
Asset quality remains strong, as reflected by a nonperforming assets to total assets ratio of 0.34% and a nonperforming loans to total loans ratio of 0.33% at September 30, 2015. Net charge offs were 0.07% annualized for the quarter.

•	Prompt regulatory approval and integration progress on the Grand Bank transaction enabling an expected November 1, 2015 closing.

Independent Bank Group Chairman and Chief Executive Officer, David Brooks said, “This was a transitional quarter for our Company. The strong organic loan growth reflects a return to our historical levels and we expect the momentum seen at the end of the quarter to continue. We also made a decision during the quarter to take an additional provision for loan loss to minimize uncertainty in our energy portfolio. The increase in the reserve positions us well should oil prices stay low for an extended period. We remain confident in our overall asset quality and are taking the additional provision as a conservative approach given challenges in the energy markets.” Brooks continued, “We are especially pleased with the progress made on the Grand Bank transaction, and the earlier than anticipated closing will enable us to begin to recognize the benefits of the acquisition in the fourth quarter. We believe that all of these actions are positive for the future.”

Third Quarter 2015 Operating Results

Net Interest Income

•
Net interest income was $38.1 million for third quarter 2015 compared to $32.4 million for third quarter 2014 and $37.8 million for second quarter 2015. The increase in net interest income from the previous year was primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the Houston City Bancshares acquisition in October 2014. The increase from the linked quarter is primarily due to higher average loan balances offset by a decrease in accretion income compared to the second quarter.

•
The net interest margin was 4.08% for third quarter 2015 compared to 4.04% for third quarter 2014 and 4.10% for second quarter 2015. The increase from the prior year is due to a change in the earning asset mix as well as a small decrease in liability cost. The slight decrease from the linked quarter is primarily due to decreased accretion income from acquired loans (five basis points).

•
The yield on interest-earning assets was 4.62% for the third quarter 2015 compared to 4.60% for third quarter 2014 and 4.64% for the second quarter 2015. The increase from the prior year is primarily as a result of a change in mix of assets from securities to loans. The decrease from the linked quarter is related primarily to the decrease in acquired loan accretion income.

•
The cost of interest bearing liabilities, including borrowings, was 0.70% for third quarter 2015 compared to 0.73% for third quarter 2014 and 0.69% for second quarter 2015. The decrease from the prior year is due to lower rates on deposit accounts and lower interest expense resulting from the retirement of higher rate debentures during 2015. The increase from the linked quarter is due to a slight increase in the rates paid on deposits.

•
The average balance of total interest-earning assets grew by $518.9 million and totaled $3.706 billion compared to $3.187 billion at September 30, 2014 and grew by $11 million compared to $3.695 billion at June 30, 2015. This increase from third quarter 2014 is due to organic loan growth and the Houston City Bancshares transaction completed October 1, 2014.

Noninterest Income

•	Total noninterest income decreased $411 thousand compared to third quarter 2014 and decreased $310 thousand compared to second quarter 2015.

•
The decrease from the prior year reflects a $962 thousand decrease in gain on sales of loans and an increase of $352 in loss on sale of premises and equipment. Offsetting these decreases was a $624 thousand increase in deposit service charges and a $273 thousand increase in mortgage fee income.

•
The decrease from second quarter 2015 relates to a $76 thousand decrease in mortgage fee income, a $135 thousand decrease in other noninterest income, an increase of $374 thousand in loss on sale of premises and equipment, and a decrease of $90 thousand in gain on sale of securities. These decreases were offset by an increase of $257 thousand in deposit service charges and a gain on sale of loans of $116 thousand.

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Noninterest Expense

•	Total noninterest expense increased $3.7 million compared to third quarter 2014 and increased $1.4 million compared to second quarter 2015.

•
The increase in noninterest expense compared to third quarter 2014 is due primarily to an increase of $2.4 million in salaries and benefits expense, an increase of $682 thousand in occupancy expense, an increase of $314 thousand in data processing expense, an increase of $115 thousand in FDIC assessment expense, an increase of $109 thousand in advertising and public relations expense and an increase of $396 thousand in other noninterest expense offset by a decrease of $336 thousand in acquisition expenses. These increases in the noninterest expenses relate primarily to the Houston City Bancshares acquisition completed in October 2014.

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The increase from the linked quarter is primarily related to increases of $268 thousand in salaries and benefits, $90 thousand in occupancy expenses, $120 thousand in data processing expenses, $164 thousand in legal and professional fees, $265 thousand in acquisition expenses and $332 thousand in other noninterest expense, including increased costs related to monitoring our energy portfolio. Compensation expense increases are due to accruals for incentive compensation related to strong loan growth and mortgage activity for the quarter. Acquisition expense increased due to the Grand Bank transaction. Legal fees were higher due to increased activity on existing litigation. In addition, certain occupancy and noninterest expenses were elevated in the third quarter due to timing of certain projects.

Provision for Loan Losses

•
Provision for loan loss expense was $3.9 million for the third quarter 2015, an increase of $3.0 million compared to $976 thousand for third quarter 2014 and an increase of $2.2 million compared to $1.7 million during second quarter 2015. This provision expense is directly related to organic loan growth in the respective period as well as an increase in the allocation for our energy portfolio, including an additional impairment of $1.2 million on one nonperforming energy loan that was identified in the first quarter 2015.

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The allowance for loan losses was $25.1 million, or 0.71% of total loans, at September 30, 2015, compared to $16.8 million, or 0.58% of total loans at September 30, 2014, and compared to $21.8 million, or 0.64% of total loans at June 30, 2015. The increase in the allowance is due to organic loan growth, specific allocations on impaired assets, and increased qualitative factors in the general allocation in recognition of decreases in commodity prices to serve as a significant additional energy-related allocation. As of September 30, 2015, the allowance allocated to energy was 3.4% of the energy loan portfolio balance.

Income Taxes

•
Federal income tax expense of $3.9 million was recorded for the quarter ended September 30, 2015, an effective rate of 32.4% compared to tax expense of $4.5 million and an effective rate of 33.6% for the quarter ended September 30, 2014 and tax expense of $5.2 million and an effective rate of 33.0% for the quarter ended June 30, 2015.

Third Quarter 2015 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $3.529 billion at September 30, 2015 compared to $3.376 billion at June 30, 2015 and to $2.891 billion at September 30, 2014. This represented organic loan growth of $153.7 million, or a 4.6% increase from June 30, 2015 and an 22.1% increase from September 30, 2014 (approximately 15.3% of which was organic growth with the remainder coming from the Houston City Bancshares acquisition).

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The energy portfolio was $209.6 million (5.9% of total loans) at September 30, 2015 made up of 27 credits and 26 relationships. This represented a $17 million reduction from the previous quarter. As of September 30, 2015, there was one nonperforming classified energy credit with a balance of $4.2 million and two performing classified energy credits with balances totaling $28.5 million. Oil field service related loans, which were obtained through acquisitions, represented an additional $23.0 million (<1% of loans) at September 30, 2015. All energy related credits are being closely monitored and the Company is in close contact with energy borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to changing market conditions.

Asset Quality

•
Total nonperforming assets decreased to $15.1 million, or 0.34% of total assets at September 30, 2015 from $16.3 million, or 0.37% at June 30, 2015 and increased from $12.5 million, or 0.33% of total assets at September 30, 2014.

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Total nonperforming loans decreased to $11.7 million, or 0.33% of total loans at September 30, 2015 compared to $13.3 million, or 0.40% of total loans at June 30, 2015 and increased from $8.4 million, or 0.29% of total loans at September 30, 2014.

•
The decrease in nonperforming assets from the linked quarter is due to the repossession of collateral on a nonaccrual loan and related chargedown of $485 thousand and disposition of $846 thousand in other real estate properties. The net increase in nonperforming assets from the prior year is primarily due to the recognition of a $4.2 million energy loan that was placed on nonaccrual in the first quarter of 2015 offset by decreases due to the chargedown discussed above and total dispositions of $2.3 million in other real estate properties during 2015.

•
The decrease in nonperforming loans from the linked quarter is primarily related to the removal of a $1.4 million commercial loan which was removed from nonaccrual during the third quarter due to repossession of collateral. The increase in nonperforming loans from the prior year is primarily due to the recognition of the $4.2 million energy loan discussed above offset by the $1.4 million nonaccrual loan removed in the third quarter as discussed above.

Deposits and Borrowings

•	Total deposits were $3.534 billion at September 30, 2015 compared to $3.467 billion at June 30, 2015 and compared to $2.814 billion at September 30, 2014.

•	The average cost of interest bearing deposits decreased to 0.48% for the third quarter 2015 compared to 0.49% for the third quarter 2014 and increased from 0.47% for the second quarter 2015.

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Total borrowings (other than junior subordinated debentures) were $334.5 million at September 30, 2015, an increase of $63.0 million from June 30, 2015 and a decrease of $67.9 million from September 30, 2014. These changes reflect changes in the balances of short term FHLB advances during the applicable period.

Capital

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The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.15% and 8.67% (estimated), respectively, at September 30, 2015 compared to 7.11% and 8.40%, respectively, at June 30, 2015 and 7.32% and 8.50%, respectively, at September 30, 2014. The total stockholders’ equity to total assets ratio was 12.69%, 12.79% and 13.35% at September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Total capital to risk weighted assets was 11.86% at September 30, 2015 (estimated) compared to 12.05% at June 30, 2015 and 13.36% at September 30, 2014. The declines in capital ratios from prior periods is due to growth in assets during the quarter.

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Book value and tangible book value per common share were $31.81 and $17.72, respectively, at September 30, 2015 compared to $31.30 and $17.18, respectively, at June 30, 2015 and $29.10 and $15.78, respectively, at September 30, 2014.

•	Return on tangible equity (on an annualized basis) was 10.75% for the third quarter 2015 compared to 14.32% and 14.48% for the third quarter 2014 and second quarter 2015, respectively.

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Return on average assets and return on average equity (on an annualized basis) were 0.76% and 5.96%, respectively, for third quarter 2015 compared to 0.95% and 7.60%, respectively, for third quarter 2014 and 0.99% and 7.91%, respectively, for second quarter 2015.

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About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 40 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.
Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Thursday, October 22, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 43430269. A recording of the conference call will be available from October 22, 2015 through October 29, 2015 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the quarter ended September 30, 2015 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, the Company’s Annual Report on Form 10-K filed on February 27, 2015, and the Company’s Amendment No. 1 to Form S-4 Registration Statement filed on September 24, 2015, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014 and September 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Selected Income Statement Data
Interest income	$43,130	$42,747	$40,736	$42,952	$36,940
Interest expense	5,041	4,967	4,658	4,777	4,509
Net interest income	38,089	37,780	36,078	38,175	32,431
Provision for loan losses	3,932	1,659	1,670	1,751	976
Net interest income after provision for loan losses	34,157	36,121	34,408	36,424	31,455
Noninterest income	3,799	4,109	3,966	3,961	4,210
Noninterest expense	25,830	24,455	24,386	24,931	22,162
Income tax expense	3,924	5,204	4,536	5,356	4,543
Net income	8,202	10,571	9,452	10,098	8,960
Preferred stock dividends	60	60	60	60	60
Net income available to common shareholders	8,142	10,511	9,392	10,038	8,900
Core net interest income (1)	38,001	37,225	35,965	37,187	32,259
Core Pre-Tax Pre-Provision Earnings (1)	17,123	17,379	16,810	18,003	15,266
Core Earnings (1)	8,917	10,532	10,230	10,889	9,546

Per Share Data (Common Stock)
Earnings:
Basic	$0.48	$0.61	$0.55	$0.59	$0.54
Diluted	0.47	0.61	0.55	0.59	0.54
Core earnings:
Basic (1)	0.52	0.62	0.60	0.64	0.58
Diluted (1)	0.52	0.61	0.60	0.64	0.58
Dividends	0.08	0.08	0.08	0.06	0.06
Book value	31.81	31.30	30.77	30.35	29.10
Tangible book value (1)	17.72	17.18	16.65	16.15	15.78
Common shares outstanding	17,111,394	17,108,394	17,119,793	17,032,669	16,370,313
Weighted average basic shares outstanding (4)	17,110,090	17,111,958	17,091,663	17,032,452	16,370,506
Weighted average diluted shares outstanding (4)	17,199,281	17,198,981	17,169,596	17,123,423	16,469,231

Selected Period End Balance Sheet Data
Total assets	$4,478,339	$4,375,727	$4,258,364	$4,132,639	$3,746,682
Cash and cash equivalents	353,950	424,196	358,798	324,047	249,769
Securities available for sale	200,188	180,465	198,149	206,062	235,844
Loans, held for sale	6,218	7,237	7,034	4,453	1,811
Loans, held for investment	3,529,275	3,375,553	3,303,248	3,201,084	2,890,924
Allowance for loan losses	25,088	21,764	20,227	18,552	16,840
Goodwill and core deposit intangible	241,171	241,534	241,722	241,912	218,025
Other real estate owned	2,323	2,958	4,587	4,763	4,084
Noninterest-bearing deposits	884,272	886,087	806,912	818,022	715,843
Interest-bearing deposits	2,649,768	2,581,397	2,579,766	2,431,576	2,097,817
Borrowings (other than junior subordinated debentures)	334,485	271,504	297,274	306,147	402,389
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	23,938	23,938	23,938
Total stockholders' equity	568,257	559,447	550,728	540,851	500,311

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014 and September 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Selected Performance Metrics
Return on average assets	0.76%	0.99%	0.92%	0.97%	0.95%
Return on average equity (2)	5.96	7.91	7.31	7.65	7.60
Return on tangible equity (2) (6)	10.75	14.48	13.64	14.08	14.32
Adjusted return on average assets (1)	0.83	0.99	1.00	1.05	1.02
Adjusted return on average equity (1) (2)	6.53	7.93	7.96	8.30	8.15
Adjusted return on tangible equity (1) (2) (6)	11.77	14.51	14.86	15.27	15.36
Net interest margin	4.08	4.10	4.07	4.28	4.04
Adjusted net interest margin (3)	4.07	4.04	4.05	4.17	4.02
Efficiency ratio	61.66	58.38	60.90	59.17	60.48
Core efficiency ratio (1)	59.25	57.81	57.76	55.85	56.87

Credit Quality Ratios
Nonperforming assets to total assets	0.34%	0.37%	0.43%	0.36%	0.33%
Nonperforming loans to total loans	0.33	0.40	0.41	0.32	0.29
Nonperforming assets to total loans and other real estate	0.43	0.48	0.55	0.46	0.43
Allowance for loan losses to non-performing loans	214.21	163.12	148.06	183.43	200.83
Allowance for loan losses to total loans	0.71	0.64	0.61	0.58	0.58
Net charge-offs to average loans outstanding (annualized)	0.07	0.01	—	0.01	0.05

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets (5)	8.26%	8.33%	8.62%	n/a	n/a
Estimated tier 1 capital to average assets	8.67	8.40	7.78	8.15	8.50
Estimated tier 1 capital to risk-weighted assets (1) (5)	9.37	9.49	9.31	9.83	10.34
Estimated total capital to risk-weighted assets (5)	11.86	12.05	11.88	12.59	13.36
Total stockholders' equity to total assets	12.69	12.79	12.93	13.09	13.35
Tangible common equity to tangible assets (1)	7.15	7.11	7.10	7.07	7.32

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $88, $555, $113, $988 and $172, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) September 30, 2015, June 30, 2015 and March 31, 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.
(6) Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$42,145	$35,633	$123,350	$93,637
Interest on taxable securities	393	711	1,553	2,187
Interest on nontaxable securities	461	404	1,324	1,028
Interest on federal funds sold and other	131	192	386	328
Total interest income	43,130	36,940	126,613	97,180
Interest expense:
Interest on deposits	3,067	2,530	8,794	6,874
Interest on FHLB advances	773	975	2,243	2,792
Interest on repurchase agreements and other borrowings	1,064	871	3,229	1,142
Interest on junior subordinated debentures	137	133	400	402
Total interest expense	5,041	4,509	14,666	11,210
Net interest income	38,089	32,431	111,947	85,970
Provision for loan losses	3,932	976	7,261	3,608
Net interest income after provision for loan losses	34,157	31,455	104,686	82,362
Noninterest income:
Service charges on deposit accounts	2,165	1,541	5,878	4,205
Mortgage fee income	1,353	1,080	4,082	2,777
Gain on sale of loans	116	1,078	116	1,078
Gain on sale of other real estate	41	20	220	59
Gain on sale of securities available for sale	—	—	90	—
Loss on sale of premises and equipment	(374)	(22)	(374)	(22)
Increase in cash surrender value of BOLI	268	281	806	690
Other	230	232	1,056	876
Total noninterest income	3,799	4,210	11,874	9,663
Noninterest expense:
Salaries and employee benefits	14,918	12,551	43,992	37,797
Occupancy	4,117	3,435	12,054	9,200
Data processing	786	472	2,140	1,420
FDIC assessment	541	426	1,553	1,246
Advertising and public relations	313	204	912	618
Communications	550	498	1,643	1,220
Net other real estate owned expenses (including taxes)	88	122	184	258
Operations of IBG Adriatica, net	—	—	—	23
Other real estate impairment	10	22	35	22
Core deposit intangible amortization	363	361	1,102	859
Professional fees	841	828	2,008	1,792
Acquisition expense, including legal	293	629	793	2,628
Other	3,010	2,614	8,255	6,498
Total noninterest expense	25,830	22,162	74,671	63,581
Income before taxes	12,126	13,503	41,889	28,444
Income tax expense	3,924	4,543	13,664	9,564
Net income	$8,202	$8,960	$28,225	$18,880

Consolidated Balance Sheets
As of September 30, 2015 and December 31, 2014
(Dollars in thousands, except share information)
(Unaudited)

	September 30,	December 31,
Assets	2015	2014
Cash and due from banks	$126,991	$153,158
Interest-bearing deposits in other banks	226,959	170,889
Cash and cash equivalents	353,950	324,047
Securities available for sale	200,188	206,062
Loans held for sale	6,218	4,453
Loans, net of allowance for loan losses	3,503,081	3,182,045
Premises and equipment, net	91,154	88,902
Other real estate owned	2,323	4,763
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	13,187	12,321
Bank-owned life insurance (BOLI)	40,590	39,784
Deferred tax asset	5,863	2,235
Goodwill	229,818	229,457
Core deposit intangible, net	11,353	12,455
Other assets	20,614	26,115
Total assets	$4,478,339	$4,132,639

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	884,272	818,022
Interest-bearing	2,649,768	2,431,576
Total deposits	3,534,040	3,249,598
FHLB advances	263,346	229,405
Repurchase agreements	—	4,012
Other borrowings	68,548	69,410
Other borrowings, related parties	2,591	3,320
Junior subordinated debentures	18,147	18,147
Other liabilities	23,410	17,896
Total liabilities	3,910,082	3,591,788
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	23,938
Common stock	171	170
Additional paid-in capital	479,615	476,609
Retained earnings	61,670	37,731
Accumulated other comprehensive income	2,863	2,403
Total stockholders’ equity	568,257	540,851
Total liabilities and stockholders’ equity	$4,478,339	$4,132,639

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,411,536	$42,145	4.90%	$2,878,566	$35,633	4.91%
Taxable securities	119,997	393	1.30	170,804	711	1.65
Nontaxable securities	65,440	461	2.79	69,784	404	2.30
Federal funds sold and other	109,031	131	0.48	67,908	192	1.12
Total interest-earning assets	3,706,004	$43,130	4.62	3,187,062	$36,940	4.60
Noninterest-earning assets	564,600			534,261
Total assets	$4,270,604			$3,721,323
Interest-bearing liabilities:
Checking accounts	$1,279,575	$1,416	0.44%	$1,126,424	$1,288	0.45%
Savings accounts	143,914	66	0.18	125,027	92	0.29
Money market accounts	289,895	211	0.29	111,675	94	0.33
Certificates of deposit	841,009	1,374	0.65	696,272	1,056	0.60
Total deposits	2,554,393	3,067	0.48	2,059,398	2,530	0.49
FHLB advances	212,267	773	1.44	303,458	975	1.27
Repurchase agreements and other borrowings	76,313	1,064	5.53	56,413	871	6.13
Junior subordinated debentures	18,147	137	3.00	18,147	133	2.91
Total interest-bearing liabilities	2,861,120	5,041	0.70	2,437,416	4,509	0.73
Noninterest-bearing checking accounts	836,212			785,054
Noninterest-bearing liabilities	7,395			10,647
Stockholders’ equity	565,877			488,206
Total liabilities and equity	$4,270,604			$3,721,323
Net interest income		$38,089			$32,431
Interest rate spread			3.92%			3.87%
Net interest margin			4.08			4.04
Average interest earning assets to interest bearing liabilities			129.53			130.76

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Nine Months Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,336,034	$123,350	4.94%	$2,454,773	$93,637	5.10%
Taxable securities	127,250	1,553	1.63	177,144	2,187	1.65
Nontaxable securities	67,603	1,324	2.62	54,414	1,028	2.53
Federal funds sold and other	136,420	386	0.38	77,940	328	0.56
Total interest-earning assets	3,667,307	$126,613	4.62	2,764,271	$97,180	4.70
Noninterest-earning assets	554,655			323,291
Total assets	$4,221,962			$3,087,562
Interest-bearing liabilities:
Checking accounts	$1,287,810	$4,206	0.44%	$1,012,012	$3,522	0.47%
Savings accounts	143,539	198	0.18	123,862	273	0.29
Money market accounts	260,768	490	0.25	101,243	232	0.31
Certificates of deposit	839,155	3,900	0.62	626,008	2,847	0.61
Total deposits	2,531,272	8,794	0.46	1,863,125	6,874	0.49
FHLB advances	212,005	2,243	1.41	243,232	2,792	1.53
Repurchase agreements and other borrowings	76,605	3,229	5.64	26,946	1,142	5.67
Junior subordinated debentures	18,147	400	2.95	18,147	402	2.96
Total interest-bearing liabilities	2,838,029	14,666	0.69	2,151,450	11,210	0.70
Noninterest-bearing checking accounts	819,649			528,481
Noninterest-bearing liabilities	7,722			8,968
Stockholders’ equity	556,562			398,663
Total liabilities and equity	$4,221,962			$3,087,562
Net interest income		$111,947			$85,970
Interest rate spread			3.93%			4.00%
Net interest margin			4.08			4.16
Average interest earning assets to interest bearing liabilities			129.22			128.48

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2015 and December 31, 2014
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	September 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial	$668,001	18.9%	$672,052	21.0%
Real estate:
Commercial real estate	1,777,401	50.3	1,450,434	45.2
Commercial construction, land and land development	324,007	9.2	334,964	10.5
Residential real estate (1)	555,951	15.7	518,478	16.2
Single-family interim construction	140,144	4.0	138,278	4.3
Agricultural	37,207	1.0	38,822	1.2
Consumer	32,621	0.9	52,267	1.6
Other	161	—	242	—
Total loans	3,535,493	100.0%	3,205,537	100.0%
Deferred loan fees	(1,106)		(487)
Allowance for losses	(25,088)		(18,552)
Total loans, net	$3,509,299		$3,186,498
(1) Includes loans held for sale at September 30, 2015 and December 31, 2014 of $6,218 and $4,453, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014 and September 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Net Interest Income - Reported	(a)	$38,089	$37,780	$36,078	$38,175	$32,431
Income recognized on acquired loans		(88)	(555)	(113)	(988)	(172)
Adjusted Net Interest Income	(b)	38,001	37,225	35,965	37,187	32,259
Provision Expense - Reported	(c)	3,932	1,659	1,670	1,751	976
Noninterest Income - Reported	(d)	3,799	4,109	3,966	3,961	4,210
Gain on sale of loans		(116)	—	—	—	(1,078)
Gain on sale of OREO		(41)	(49)	(130)	(12)	(20)
Gain on sale of securities		—	(90)	—	(362)	—
Loss on sale of premises and equipment		374	—	—	—	22
Adjusted Noninterest Income	(e)	4,016	3,970	3,836	3,587	3,134
Noninterest Expense - Reported	(f)	25,830	24,455	24,386	24,931	22,162
OREO Impairment		(10)	(25)	—	—	(22)
IPO related stock grant and bonus expense		(156)	(156)	(156)	(156)	(156)
Registration statements		—	—	—	(163)	(456)
Acquisition Expense (5)		(770)	(458)	(1,239)	(1,841)	(1,401)
Adjusted Noninterest Expense	(g)	24,894	23,816	22,991	22,771	20,127
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$16,058	$17,434	$15,658	$17,205	$14,479
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$17,123	$17,379	$16,810	$18,003	$15,266
Core Earnings (2)	(b) - (c) + (e) - (g)	$8,917	$10,532	$10,230	$10,889	$9,546
Reported Efficiency Ratio	(f) / (a + d)	61.66%	58.38%	60.90%	59.17%	60.48%
Core Efficiency Ratio	(g) / (b + e)	59.25%	57.81%	57.76%	55.85%	56.87%
Adjusted Return on Average Assets (1)		0.83%	0.99%	1.00%	1.05%	1.02%
Adjusted Return on Average Equity (1)		6.53%	7.93%	7.96%	8.30%	8.15%
Adjusted Return on Tangible Equity (1)		11.77%	14.51%	14.86%	15.27%	15.36%
Total Average Assets		$4,270,604	$4,259,334	$4,154,007	$4,098,671	$3,721,323
Total Average Stockholders' Equity (3)		$541,939	$532,715	$520,899	$520,800	$464,528
Total Average Tangible Stockholders' Equity (3) (4)		$300,578	$291,166	$279,149	$282,907	$246,500
(1) Calculated using core earnings
(2)  Assumes actual effective tax rate of 32.4%, 33.0%, 32.4%, 33.0% and 33.2%, respectively. December 31, 2014, and September 30, 2014 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Excludes average balance of goodwill and net core deposit intangibles.
(5) Acquisition expenses include $477 thousand, $430 thousand, $767 thousand, $843 thousand and $772 thousand of compensation and bonus expenses in addition to $293 thousand, $28 thousand, $472 thousand, $998 thousand and $629 thousand of merger-related expenses for the quarters ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014 and September 30, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2015 and December 31, 2014
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	September 30,	December 31,
	2015	2014
Tangible Common Equity
Total common stockholders' equity	$544,319	$516,913
Adjustments:
Goodwill	(229,818)	(229,457)
Core deposit intangibles, net	(11,353)	(12,455)
Tangible common equity	$303,148	$275,001
Tangible assets	$4,237,168	$3,890,727
Common shares outstanding	17,111,394	17,032,669
Tangible common equity to tangible assets	7.15%	7.07%
Book value per common share	$31.81	$30.35
Tangible book value per common share	17.72	16.15

Tier 1 Common and Tier 1 Capital to Risk-Weighted Assets Ratio
	September 30,	December 31,
	2015	2014
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$544,319	$516,913
Adjustments:
Unrealized gain on available-for-sale securities	(2,863)	(2,403)
Goodwill	(229,818)	(229,457)
Core deposit intangibles, net	(2,952)	(12,455)
Tier 1 common equity	$308,686	$272,598
Qualifying Restricted Core Capital Elements (junior subordinated debentures)	17,600	17,600
Preferred Stock	23,938	23,938
Tier 1 Equity	$350,224	$314,136
Total Risk-Weighted Assets	$3,738,305	$3,195,413
Estimated total common stockholders' equity to risk-weighted assets ratio	14.56%	16.18%
Estimated tier 1 equity to risk-weighted assets ratio	9.37	9.83
Estimated tier 1 common equity to risk-weighted assets ratio	8.26	9.08